THE STANLEY WORKS

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

SUPPLEMENTAL INDENTURE NO.1

Dated as of March 20, 2007

ii

ARTICLE 10
TAX TREATMENT

Section 10.01. Tax Treatment	39

iii

                THIS SUPPLEMENTAL INDENTURE No.1 (“Supplemental Indenture No.1”), dated as of March 20, 2007, is between THE STANLEY WORKS, a Connecticut corporation (the “Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a banking corporation of the State of New York, as trustee (the “Trustee”).

R E C I T A L S

                WHEREAS, the Company has executed and delivered to the Trustee an Indenture dated as of November 1, 2002, between the Company and the Trustee, as successor trustee to JPMorgan Chase Bank, N.A. (the “Base Indenture” and, together with this Supplemental Indenture No.1, the “Indenture”), providing for the issuance from time to time of one or more series of Securities;

                WHEREAS, Section 9.1(4) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture without the consent of any Holders to establish the form or terms of Securities of any series and any Coupons appertaining thereto as permitted by Sections 2.1 and 3.1 of the Base Indenture;

                WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company wishes to provide for the issuance of a new series of Securities to be known as its Floating Rate Convertible Notes due May 17, 2012 (the “Convertible Notes”), the form and terms of such Convertible Notes and the terms, provisions and conditions thereof to be set forth as provided in this Supplemental Indenture No.1; and

                WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture No.1, and all requirements necessary to make this Supplemental Indenture No.1 a valid, binding and enforceable instrument in accordance with its terms, and to make the Convertible Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture No.1 has been duly authorized in all respects.

                NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND RELATION TO BASE INDENTURE

                Section 1.01.  Relation to Base Indenture. This Supplemental Indenture No.1 constitutes an integral part of the Base Indenture.

                Section 1.02.  Definition of Terms. For all purposes of this Supplemental Indenture No.1:

                (a)       Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture, or, if not defined in the Base Indenture, in the Purchase Contract and Pledge Agreement or the Remarketing Agreement;

                (b)       a term defined anywhere in this Supplemental Indenture No.1 has the same meaning throughout;

                (c)       the singular includes the plural and vice versa;

                (d)       headings are for convenience of reference only and do not affect interpretation;

                (e)       the following terms have the meanings given to them in this Section 1.02(e):

                “Additional Cash Merger Shares” has the meaning set forth in Section 7.12.

                “Applicable Conversion Rate” means, on any date, the Conversion Rate in effect on such date.

                “Authorized Denomination” means $1,000 or an integral multiple thereof.

                “Beneficial Owner” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Cash Merger” means any transaction or event (whether by means of a share exchange or tender offer applicable to the Company’s Common Stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of us or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events pursuant to which 50% or more of outstanding Company Common Stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a national securities exchange.

                “Cash Percentage” has the meaning set forth in Section 7.11(f).

                “Cash Percentage Notice” has the meaning set forth in Section 7.11(f).

                “Closing Price” per share of Company Common Stock on any date of determination means:

(i) the closing sale price as of the close of the principal trading session (or, if no closing price is reported, the last reported sale price) per share on the New York Stock Exchange, Inc. (the “NYSE”) on such date; or

(ii) if the Company’s Common Stock is not listed for trading on the NYSE on any such date, the closing sale price (or, if no closing price is reported, the last reported sale price) per share as reported in the composite transactions for the principal United States securities exchange on which the Company’s Common Stock is so listed; or

(iii) if the Company’s Common Stock is not so listed on a United States national or regional securities exchange, the last reported quoted bid price for the Common Stock in the over-the-counter market; or

(iv) if the bid price referred to in clause (iii) above is not available, the average of the mid-point of the last bid and ask prices of the Company’s Common Stock on such date from at least three nationally recognized independent investment banking firms retained by the Company for purposes of determining the Closing Price.

                “Collateral Account” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Common Stock” means the common stock, par value $2.50 per share, of the Company.

                “Company Order” has the meaning set forth in the Base Indenture.

                “Conversion Agent” means the conversion agent appointed by the Company to act as set forth in Article 7 which, initially, shall be the Trustee.

                “Conversion Date” has the meaning set forth in Section 7.03(c).

                “Conversion Rate” has the meaning set forth in Section 7.05.

                “Corporate Trust Office” means the office of the Trustee at which, at any particular time, its corporate trust business shall be principally administered, which office at the date hereof is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders, the Company, the Securities Registrar and the Paying Agent); provided, however, that for purposes of payments, transfers, exchanges, presentment or surrender of Certificates, the Corporate Trust Office shall be located at the agency office of the Purchase Contract Agent at 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Division - Corporate Finance Unit, or such other address as the Trustee may designate from time to time by notice to the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Company).

                “Corporate Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Daily Conversion Value” means, for each of the 20 consecutive Trading Days during the Note Observation Period, one-twentieth of the product of (i) the Applicable Conversion Rate on such day and (ii) the Daily VWAP of the Common Stock on such day.

                “Daily VWAP” with respect to the Common Stock, means, for each of the 20 consecutive Trading Days during the Note Observation Period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SWK.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the New York Stock Exchange or, if not then listed on the New York Stock Exchange, on such other primary market or exchange on which the Company’s Common Stock then trades to the scheduled close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Company’s Common Stock on such Trading Day as determined by the Company’s Board of Directors in good faith using a volume-weighted method or by a nationally recognized independent investment banking firm retained for this purpose by the Company). Daily VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

                “Depositary” means a clearing agency registered under Section 17A of the Exchange Act that is designated to act as Depositary for the Convertible Notes.

                “Depositary Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Depositary effects book entry transfers and pledges of securities deposited with the Depositary.

                “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time, and the rules and regulations promulgated thereunder.

                “Ex-Dividend Date” means the first date upon which a sale of the Company’s Common Stock does not automatically transfer the right to receive the relevant distribution from the seller of the Company Common Stock to the buyer of the Company Common Stock.

                “Fundamental Change” means that either of the following occurs: (a) a Cash Merger, or (b) the Common Stock ceases to be listed on a United States national or regional securities exchange for 30 consecutive Trading Days.

                “Fundamental Change Repurchase Date” has the meaning set forth in Section 3.01.

                “Global Convertible Notes” has the meaning set forth in Section 2.07.

                “Initial Dividend Threshold” has the meaning set forth in Section 7.06(d).

                “Initial Interest Rate” has the meaning set forth in Section 2.03(a).

“Interest Payment Date” has the meaning set forth in Section 2.03(c).

                “Interest Period” means the period from and including the most recent Interest Payment Date to which interest has been paid or duly made available for payment (or March 20, 2007 if no interest has been paid or been duly made available for payment) to, but excluding, the next succeeding Interest Payment Date, or any earlier Fundamental Change Repurchase Date.

                “LIBOR Determination Date” has the meaning set forth in Section 2.03(b).

                “LIBOR Reset Date” has the meaning set forth in Section 2.03(b).

                “London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

                “Make-Whole Cap” has the meaning set forth in Section 7.12.

                “Make-Whole Floor” has the meaning set forth in Section 7.12.

                “Maturity Date” has the meaning set forth in Section 2.04.

                “Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

                “Note Daily Settlement Amount” has the meaning set forth in Section 7.11.

                “Note Daily Share Amount” has the meaning set forth in Section 7.11.

                “Note Observation Period” with respect to a Convertible Note means the 20 consecutive Trading Day period beginning on and including the second Trading Day after the Conversion Date for such Convertible Note, except that with respect to any Convertible Note surrendered for conversion during the period beginning on the 22nd Scheduled Trading Day immediately preceding the Maturity Date until the close of business on the Business Day immediately preceding the Maturity Date, the “Note Observation Period” means the first 20 Trading Days beginning on and including the 22nd Scheduled Trading Day prior to the Maturity Date.

                “Note Settlement Amount” has the meaning set forth in Section 7.11.

                “Person” means any corporation, association, partnership, limited partnership, limited liability company, individual, joint venture, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

                “Pledged Convertible Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement, dated as of March 20, 2007, among the Company, The Bank of New York Trust Company, N.A., as Purchase Contract Agent and attorney-in-fact for Holders of the Purchase Contracts, and HSBC Bank USA, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

                “Purchase Contract” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Purchase Contract Settlement Date” means May 17, 2010.

                “Put Price” has the meaning set forth in Section 8.04(a).

                “Put Right” has the meaning set forth in Section 8.04(a).

                “Record Date” for the payment of interest means, with respect to any Interest Payment Date, the first day of the calendar month in which such Interest Payment Date falls (whether or not a Business Day).

                “Remarketing” has the meaning set forth in Article 8.

                “Remarketing Agents” means, subject to the execution of a Remarketing Agreement, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, or any successor or successors thereto or replacement Remarketing Agent(s) appointed by the Company pursuant to the Remarketing Agreement.

                “Remarketing Agreement” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Remarketing Dates” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Remarketing Price” means 100% of the aggregate principal amount of the Convertible Notes being remarketed in a Remarketing.

                “Remarketing Settlement Date” means May 17, 2010.

                “Repurchase Notice” has the meaning set forth in Section 3.02(b).

                “Repurchase Price” has the meaning set forth in Section 3.05.

                “Reset Rate” has the meaning set forth in the Remarketing Agreement.

                “Scheduled Trading Day” means a day that is scheduled to be a Trading Day.

                “Securities” has the meaning set forth in the Base Indenture.

“Separate Convertible Notes” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Spin-Off” means a distribution by the Company to all holders of its Common Stock of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company.

                “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                “Termination Event” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “Treasury Unit” has the meaning set forth in the Purchase Contract and Pledge Agreement.

                “3-month LIBOR” as determined by the Trustee, means, with respect to any Interest Period (a) the rate for the three-month deposits in United States dollars commencing on the related LIBOR Reset Date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR Determination Date; or

(b) if no rate appears on the particular LIBOR Determination Date on the Moneyline Telerate Page 3750, the rate calculated by the Trustee as the arithmetic mean of at least two offered quotations obtained by the Trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR Determination Date by three major banks in The City of New York selected by the Trustee for loans in United States dollars to leading European banks for a period of three months and in principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Trustee are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the preceding LIBOR Determination Date (or 5.350% per annum in the case of the reset on August 17, 2007).

                The terms “Company,” “Trustee,” “Indenture,” “Base Indenture” and “Convertible Notes” shall have the respective meanings set forth in the recitals to this Supplemental Indenture No.1 and the paragraph preceding such recitals.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE CONVERTIBLE NOTES

                Section 2.01.  Designation and Principal Amount. There is hereby authorized a series of notes designated as “Floating Rate Convertible Notes due May 17, 2012,” and limited in aggregate principal amount to $330,000,000. The Convertible Notes may be issued from time to time upon the execution and delivery of a Company Order for the authentication and delivery of Convertible Notes pursuant to Section 3.3 of the Base Indenture and upon the satisfaction of the other conditions set forth in such Section 3.3.

                Section 2.02.  Form, Payment and Appointment. Except as provided in Section 2.07, the Convertible Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Convertible Notes will be payable, the transfer of such Convertible Notes will be registrable, and such Convertible Notes will be exchangeable for Convertible Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment by written notice given at least ten calendar days prior to the Interest Payment Date; provided, further, that payments of interest on any Global Convertible Note registered in the name of the Depositary shall be made by wire transfer of immediately available funds in accordance with Depositary procedures.

                The Securities Registrar and Paying Agent for the Convertible Notes shall initially be the Trustee.

                Section 2.03.  Interest. (a) The Convertible Notes shall bear interest initially at an annual rate of 3-month LIBOR, reset quarterly as described below, minus 3.500% (but in no event less than 0%) on the principal amount thereof (the “Initial Interest Rate”) from and including March 20, 2007, or from the most recent date to which interest has been paid or provided for, to but excluding, the Purchase Contract Settlement Date. In the event of a Successful Remarketing, the interest rate for all Convertible Notes may be reset by the Remarketing Agents to the Reset Rate with effect from the Purchase Contract Settlement Date, as set forth in Section 8.02. If the interest rate is so reset, the Convertible Notes shall bear interest at the Reset Rate from and including the Purchase Contract Settlement Date to, but excluding, the Maturity Date. If there is no Successful Remarketing, the interest rate shall not be reset and the Convertible Notes shall continue to bear interest at the Initial Interest Rate from the Purchase Contract Settlement Date to, but excluding, the Maturity Date.

                (b)       The Initial Interest Rate on the Convertible Notes shall be reset on each February 17, May 17, August 17 and November 17 (each such date, a “LIBOR Reset Date”), commencing August 17, 2007. If any LIBOR Reset Date would otherwise be a day that is not a Business Day, that LIBOR Reset Date shall be postponed to the next succeeding Business Day, except if that Business Day falls in the next succeeding calendar month, the LIBOR Reset Date will be the immediately preceding Business Day.

                The Trustee shall determine 3-month LIBOR on the second London banking day preceding the related LIBOR Reset Date (the “LIBOR Determination Date”).

                (c)       Interest on the Convertible Notes shall be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year (each, an “Interest Payment Date”), commencing August 17, 2007, to the Person in whose name the relevant Convertible Notes are registered at the close of business on the Record Date for such Interest Payment Date. Each payment of interest shall include interest accrued for the Interest Period commencing on and including the immediately preceding Interest Payment Date (or, if none, March 20, 2007), to but excluding the applicable Interest Payment Date. Interest payable at maturity of the Convertible Notes shall be paid to the Person to whom the principal is payable.

                (d)       The amount of interest payable for any Interest Period shall be computed on the basis of the actual number of days elapsed in the Interest Period divided by 360. In the event that any scheduled Interest Payment Date falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date shall be made on the next succeeding day which is a Business Day; provided that if such Business Day falls in the next succeeding calendar month, the Interest Payment Date shall be brought forward to the immediately preceding Business Day (and without any interest or other payment in respect of any such delay).

                (e)       Regardless of the level of 3-month LIBOR, the interest rate on the Convertible Notes shall never be less than 0% per annum.

                Section 2.04.  Maturity. The date upon which the Convertible Notes shall become due and payable at final maturity, together with any accrued and unpaid interest thereon, is May 17, 2012 (the “Maturity Date”). Principal and interest on the Convertible Notes shall be paid against presentation and surrender thereof at the Corporate Trust Office of the Bank of New York Trust Company, N.A., in the Borough of Manhattan, The City of New York, as the Company’s Paying Agent unless (1) repurchased by the Company at a Holder’s option upon a Fundamental Change or in exercise of the Put Right or (2) converted at a Holder’s option as permitted under this Supplemental Indenture No.1.

Section 2.05. No Sinking Fund. The Convertible Notes are not entitled to the benefit of, or subject to, any sinking fund.

                Section 2.06.  Redemption. Holders of the Convertible Notes are not entitled to redeem the Convertible Notes.

                Section 2.07.  Global Convertible Notes. Convertible Notes that are no longer a component of the Corporate Units and are released from the Collateral Account shall be issued in the form of a global note (a “Global Convertible Note”) registered in the name of the Depositary, and, if issued as one or more Global Convertible Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. Upon the creation of Treasury Units, the re-creation of Corporate Units, a Successful Remarketing, a Cash Merger Early Settlement, an Early Settlement, a Cash Settlement, a Termination Event or a settlement of Purchase Contracts with separate cash if there has been a Failed Remarketing, all as provided in the Purchase Contract and Pledge Agreement, an appropriate annotation shall be made on the Schedule of Increases and Decreases on the Global Convertible Notes held by the Depositary. Unless and until such Global Convertible Note is exchanged for Convertible Notes in certificated form, Global Convertible Notes may be transferred, in whole but not in part, and any payments on the Convertible Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

                Section 2.08.  Satisfaction and Discharge. Article 4 of the Base Indenture entitled “Satisfaction and Discharge of Indenture” shall not apply to the Convertible Notes.

                Section 2.09.  Form of Convertible Note. The Convertible Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Convertible Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 3
REPURCHASE OF CONVERTIBLE NOTES

                Section 3.01.  Repurchase at Option of Holder Upon a Fundamental Change. (a) If there shall occur a Fundamental Change at any time prior to the Maturity Date, then each Holder of a Separate Convertible Note shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Separate Convertible Notes, or any portion thereof that is a multiple of $1,000 principal amount, in cash, on a date (the “Fundamental Change Repurchase Date”) specified by the Company, which may be no earlier than fifteen (15) days and no later than thirty-five (35) days after the date of the Repurchase Notice related to such Fundamental Change (provided that in no event shall the Fundamental Change Repurchase Date be earlier than the fifth Business Day immediately following the Cash Merger Early Settlement Date relating to the Purchase Contracts that are a part of the Corporate Units), at a repurchase price equal to 100% of the principal amount of the Separate Convertible Notes being repurchased plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change Repurchase Date (the “Repurchase Price”); provided, however, that if a Fundamental Change Repurchase Date falls after a Record Date and on or prior to the corresponding Interest Payment Date, the Company shall pay the full amount of accrued and unpaid interest, if any, on such Interest Payment Date to the Holder of record at the close of business on the corresponding Record Date and the Repurchase Price shall be 100% of the principal amount of the Separate Convertible Notes to be repurchased.

                (b)       On or before the fifth calendar day after the occurrence of a Fundamental Change, the Company shall give or cause to be given to all Holders of record on the date of the Fundamental Change (and to beneficial holders as required by applicable law) a Repurchase Notice as set forth in Section 3.02 with respect to such Fundamental Change. The Company shall also deliver a copy of the Repurchase Notice to the Trustee, Conversion Agent and Paying Agent at such time as it is given to Holders of Separate Convertible Notes. In addition to the giving of such Repurchase Notice, the Company shall disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of such Fundamental Change or publish such information in The Wall Street Journal or another newspaper of general circulation in The City of New York or on the Company’s website, or through such other public medium as the Company shall deem appropriate at such time. No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Separate Convertible Notes pursuant to this Section 3.01.

                (c)       For a Separate Convertible Note to be repurchased at the option of the Holder pursuant to this Section 3.01, the Holder must deliver to the Paying Agent, prior to the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date, (i) a written notice of repurchase (the “Fundamental Change Repurchase Notice”) in the form set forth on the reverse of the Separate Convertible Note, duly completed, specifying (A) (if the Separate Convertible Note is certificated) the certificate number of the Separate Convertible Note that the Holder shall deliver to be repurchased or (if the Convertible Note is represented by a Convertible Note) that the relevant Fundamental Change Repurchase Notice complies with the appropriate Depositary procedures, (B) the portion of the principal amount of the Separate Convertible Note which the Holder will deliver to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 (provided that the remaining principal amount of Convertible Notes not subject to repurchase must be in an Authorized Denomination) and (C) that such Separate Convertible Note shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Separate Convertible Note and in this Supplemental Indenture No.1; together with (ii) such Separate Convertible Note duly endorsed for transfer (if the Separate Convertible Note is certificated) or book-entry transfer of such Separate Convertible Note (if such Separate Convertible Note is represented by a Convertible Note). The delivery of such Separate Convertible Note to the Paying Agent with, or at any time after delivery of, the Fundamental

Change Repurchase Notice (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the Repurchase Price therefore; provided, however, that such Repurchase Price shall be so paid pursuant to this Section 3.01 only if the Separate Convertible Notes so delivered to the Paying Agent shall conform in all respects to the description thereof in the Fundamental Change Repurchase Notice. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Separate Convertible Note for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error, and the Trustee may rely and shall be fully protected in relying on such determination by the Company.

                (d)       Notwithstanding the foregoing, no Separate Convertible Notes may be repurchased by the Company pursuant to this Section 3.01 if the principal amount of the Convertible Notes has been accelerated, and such acceleration has not been rescinded or cured, on or prior to the Fundamental Change Repurchase Date (except in the case of an acceleration resulting from a default by the Company in the payment of the Repurchase Price pursuant to this Section 3.01 with respect to the Separate Convertible Notes to be repurchased).

                (e)       Any repurchase by the Company contemplated pursuant to the provisions of this Section 3.01 shall be consummated by the delivery of the consideration to be received by the Holder on the later of (x) two (2) Business Days following the time of book-entry transfer or delivery of such Separate Convertible Note to the Paying Agent by the Holder thereof in the manner required by this Section 3.01 and (y) the Fundamental Change Repurchase Date with respect to such Separate Convertible Note (provided the Holder has satisfied the conditions in this Section 3.01). Payment of the Repurchase Price on the Fundamental Change Repurchase Date for a Separate Convertible Note for which a Fundamental Change Repurchase Notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Separate Convertible Notes, together with necessary endorsements, to the Paying Agent prior to the close of business on the Business Day prior to the Fundamental Change Repurchase Date.

                Section 3.02.  Repurchase Notice. (a) The Repurchase Notice, as provided in clause (b) below, shall be given to Holders in the event of a Fundamental Change, on or before the fifth calendar day after the occurrence of such a Fundamental Change as provided in Section 3.01(b) (the “Repurchase Notice Date”).

                (b)       In connection with any repurchase of Separate Convertible Notes, the Company shall, on the applicable Repurchase Notice Date, give written notice to Holders (with a copy to the Trustee) setting forth information specified in this Section 3.02(b) (the “Repurchase Notice”).

                Each Repurchase Notice shall:

(i) state the Repurchase Price, and the Fundamental Change Repurchase Date to which the relevant Repurchase Notice relates;

(ii) state, if applicable, the circumstances constituting the Fundamental Change;

(iii) state that Holders must exercise their right to elect to repurchase prior to the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date;

(iv) include a form of Fundamental Change Repurchase Notice;

(v) state the name and address of the Trustee, the Paying Agent and, if applicable, the Conversion Agent;

(vi) state that Separate Convertible Notes must be surrendered to the Paying Agent to collect the Repurchase Price;

(vii) state that a Holder may withdraw its Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date, by delivering a valid written notice of withdrawal in accordance with Section 3.03;

(viii) if the Separate Convertible Notes are then convertible, state that Separate Convertible Notes as to which the Fundamental Change Repurchase Notice has been given may be converted only if the Fundamental Change Repurchase Notice is withdrawn in accordance with the terms of this Supplemental Indenture No.1;

(ix) state the amount of interest accrued and unpaid per $1,000 principal amount of Separate Convertible Notes to, but excluding, the Fundamental Change Repurchase Date;

(x) state that, unless the Company defaults in making payment of the Repurchase Price, interest on Separate Convertible Notes covered by any Fundamental Change Repurchase Notice shall cease to accrue on and after the Fundamental Change Repurchase Date;

(xi) state the CUSIP number of the Separate Convertible Notes, if CUSIP numbers are then in use; and

(xii) state the procedures for withdrawing a Fundamental Change Repurchase Notice, including a form of notice of withdrawal (as specified in Section 3.03).

                (c)       A Repurchase Notice may be given by the Company or, at the Company’s request, the Trustee shall give such Repurchase Notice in the Company’s name and at the Company’s expense; provided that the text of the Repurchase Notice shall be prepared by the Company, and the Trustee, in giving such notice, may rely and shall be fully protected in relying upon such Company Request and shall have no responsibility for text prepared by the Company.

                (d)       If any Separate Convertible Note is represented by a Global Convertible Note, then the Company shall modify such Repurchase Notice to the extent necessary to accord with the applicable procedures of the Depositary that apply to the repurchase of Global Convertible Notes, and the Trustee may rely and shall be fully protected in relying upon such text prepared by the Company.

                (e)       The Company shall, to the extent applicable, comply with the provisions of Rule 13e-4, Rule 14e-1 (or any successor provision) and other tender offer rules under the Exchange Act that may be applicable at the time of the repurchase of the Separate Convertible Notes, file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act and comply with all other applicable federal and state securities laws in connection with the repurchase of the Separate Convertible Notes.

                Section 3.03.  Effect of Fundamental Change Repurchase Notice; Withdrawal. Upon receipt by the Paying Agent of the Fundamental Change Repurchase Notice, the Holder of the Separate Convertible Note in respect of which such Fundamental Change Repurchase Notice was given shall (unless such Fundamental Change Repurchase Notice is validly withdrawn in accordance with this Section 3.03) thereafter be entitled to receive solely the Repurchase Price with respect to such Separate Convertible Note. Such Repurchase Price shall be paid to such Holder on the later of (x) two (2) Business Days following the time of book-entry transfer or delivery of such Separate Convertible Note to the Paying Agent by the Holder thereof in the manner required by this Section 3.03 and (y) the Fundamental Change Repurchase Date with respect to such Separate Convertible Note (provided the Holder has satisfied the conditions in Section 3.01).

                Separate Convertible Notes in respect of which a Fundamental Change Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 7 hereof on or after the date of the delivery of such Fundamental Change Repurchase Notice unless such Fundamental Change Repurchase Notice has first been validly withdrawn in accordance with this Section 3.03.

                A Fundamental Change Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent at any time prior to the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date specifying:

(i) the name of the Holder;

(ii) the certificate number(s) of all Separate Convertible Notes in certificated form with respect to which such notice of withdrawal is being submitted or that the notice of withdrawal complies with appropriate Depositary procedures with respect to all withdrawn Separate Convertible Notes represented by a Global Convertible Note;

(iii) the principal amount of Separate Convertible Notes with respect to which such notice of withdrawal is being submitted, which must be an integral multiple of $1,000; and

(iv) the principal amount of Separate Convertible Notes, if any, that remains subject to the original Fundamental Change Repurchase Notice and that has been or will be delivered for repurchase by the Company.

                If a Fundamental Change Repurchase Notice is properly withdrawn, the Company shall not be obligated to repurchase the Separate Convertible Notes listed in such Fundamental Change Repurchase Notice.

                (b)       The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

                Section 3.04.  Deposit of Repurchase Price. (a) Prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent or, if the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 10.03 of the Base Indenture an amount of cash (in immediately available funds if deposited on the Fundamental Change Repurchase Date), sufficient to pay the aggregate Repurchase Price of all the Separate Convertible Notes or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date.

                (b)       If on the Fundamental Change Repurchase Date the Paying Agent holds money sufficient to pay the Repurchase Price of the Separate Convertible Notes that Holders have elected to require the Company to repurchase in accordance with Section 3.01, then, on the Fundamental Change Repurchase Date each such Separate Convertible Note shall cease to be outstanding, interest will cease to accrue and all other rights of the Holders of each such Separate Convertible Note shall terminate, other than the right to receive the Repurchase Price upon delivery or book-entry transfer of the Separate Convertible Note or, if such Separate Convertible Note has been timely tendered for conversion, the cash and, if applicable, shares of Common Stock due upon such conversion. This shall be the case whether or not book-entry transfer of the Separate Convertible Note has been made or the Separate Convertible Note has been delivered to the Paying Agent.

                Section 3.05.  Notes Repurchased in Part. Upon presentation of any Separate Convertible Note to be repurchased only in part, the Company shall execute and upon receipt of such Separate Convertible Note or Separate Convertible Notes the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Convertible Note or Convertible Notes in aggregate principal amount equal to the unrepurchased portion of the Separate Convertible Notes presented (provided that the unrepurchased portion of the Separate Convertible Notes must be in an integral multiple of $1,000).

                The Company, if requested, shall repurchase from the Holder thereof, pursuant to Section 3.01, a portion of a Separate Convertible Note, if the principal amount of such portion is $1,000 or an integral multiple of $1,000. The provisions of this Supplemental Indenture No.1 that apply to the repurchase of all of a Separate Convertible Note also apply to the repurchase of such portion of such Separate Convertible Note.

                Section 3.06.  Repayment to the Company. Subject to Section 10.3 of the Base Indenture, upon the Company’s request the Paying Agent shall return to the Company any cash that remains unclaimed, held by it for the payment of the Repurchase Price; provided that to the extent that the aggregate amount of cash deposited by the Company pursuant to Section 3.04 exceeds the aggregate Repurchase Price of the Separate Convertible Notes or portions thereof which the Company is obligated to repurchase as of the Fundamental Change Repurchase Date then, unless otherwise agreed in writing with the Company, promptly after the second Business Day following the Fundamental Change Repurchase Date the Paying Agent shall return any such excess to the Company, together with interest, if any, thereon.

ARTICLE 4
SUPPLEMENTAL INDENTURES

                Section 4.01.  Supplemental Indentures with Consent of Holders of Convertible Notes. As set forth in Section 9.02 of the Base Indenture, with the consent of the Holders of a majority in aggregate principal amount of outstanding Convertible Notes directly affected by such supplemental indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto or to the Base Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or this Supplemental Indenture No.1 or of modifying in any manner the rights of the Holders of the Convertible Notes; provided, however, that, in addition to clauses (1) through (4) of Section 9.02 of the Base Indenture, no such indenture or supplemental indenture shall (a) reduce the Repurchase Price of any Convertible Note or amend or modify in any manner adverse to the Holders of Convertible Notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise, (b) reduce the Conversion Rate or modify the conversion settlement provisions in any manner that is adverse to the Holder, or (c) reduce the Additional Cash Merger shares, without, in the case of each of the foregoing clauses (a), (b) and (c), the consent of the Holder of each Convertible Note affected.

                Section 4.02.  Supplemental Indentures without Consent of Holders of Convertible Notes. In addition to Section 9.1 of the Base Indenture, the Company may, without the consent of any Holder, enter into one or more supplemental indentures with the Trustee to: (i) conform the Indenture and the form and terms of the Convertible Notes to the “Description of Notes” set forth in the prospectus supplement dated March 14, 2007 relating to the initial offering of Convertible Notes and (ii) provide for conversion and settlement rights if any reclassification or change of the Common Stock occurs consistent with Section 7.14 hereof.

ARTICLE 5 ADDITIONAL COVENANTS

                So long as any Convertible Notes remain outstanding, the Company will comply with the following covenants in addition to those specified in Article Ten of the Indenture:

                Section 5.01.  Insurance. The Company will maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Trustee, within a reasonable time after written request therefor, such information as to the insurance carried as the Trustee may reasonably request.

                Section 5.02.  Reports to Holders of Convertible Notes. The Company shall deliver documents and reports specified in Section 7.4 of the Base Indenture to the Holders of Convertible Notes.

ARTICLE 6
DEFAULTS AND FAILURES

                Section 6.01.  Additional Events of Default. So long as any Convertible Notes remain outstanding, each of the following events shall constitute an “Event of Default” with respect to the Convertible Notes in addition to those Events of Default specified in Section 5.1 of the Base Indenture:

                (a)       default in the payment of any Repurchase Price due with respect to the Convertible Notes, when due and payable;

                (b)       failure to deliver cash and, if applicable, the Common Stock within five (5) days after the due date upon a conversion of Convertible Notes, together with any cash due in lieu of fractional shares;

                (c)       the Company’s failure to issue notice of any event described in Section 7.02, as required by such Section 7.02, and such failure continues for five (5) days; or

                (d)       the Company’s failure to provide timely notice in connection with a Fundamental Change.

                Section 6.02.  Failure to File Reports. To the extent elected by the Company as a remedy pursuant to this Section 6.02, the sole remedy for an Event of Default relating to the failure to file any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or under the terms of the Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act shall, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right to receive an extension fee on the Convertible Notes in an amount equal to 0.25% of the principal amount of the Convertible Notes. If the Company so elects, the extension fee shall be payable on all outstanding Convertible Notes on the date on which an Event of Default relating to a failure to comply with the reporting obligations in the Indenture first occurs, which will be the 60th day after notice to the Company of the Company’s failure to so comply. On the 120th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 120th day), the Convertible Notes shall be subject to acceleration. The provisions of this Section 6.02 shall not affect the rights of Holders of Convertible Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the extension fee upon an Event of Default in accordance with this Section 6.02, the Convertible Notes shall be subject to acceleration.

                Section 6.03. Extension Fee. In order to elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with Section 6.02, the Company must notify all Holders of Convertible Notes and the Trustee and Paying Agent of such election on or before the close of business on the date on which such Event of Default occurs, which will be the 60th day after notice to the Company of its failure to so comply.

ARTICLE 7
CONVERSION OF CONVERTIBLE NOTES

                Section 7.01.  Right to Convert. (a) Upon compliance with the provisions of this Supplemental Indenture, on or after the twenty-second Scheduled Trading Day immediately preceding the Maturity Date until the close of business on the Business Day immediately preceding the Maturity Date, the Holder of any Separate Convertible Notes not previously repurchased shall have the right, at such Holder’s option, to convert its Separate Convertible Notes, or any portion thereof which is a multiple of $1,000, into cash and, if applicable, Common Stock, as provided in Section 7.11, by surrender of such Separate Convertible Notes so to be converted in whole or in part, together with any required funds, under the circumstances and in the manner described in this Article 7.

                Section 7.02.  Conversion Upon Specified Transactions. (a) In addition to the right to convert set forth in Section 7.01, Holders may convert their Separate Convertible Notes at any time prior to the twenty-second Scheduled Trading Day immediately preceding the Maturity Date upon the occurrence of one of the following events:

(i) the Company elects to distribute to all holders of Common Stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase Common Stock at an exercise price per share of Common Stock less than the Closing Price of the Common Stock on the Business Day immediately preceding the time of announcement of such issuance; or

(ii) the Company elects to distribute to all holders of Common Stock assets, debt securities or certain rights to purchase the securities of the Company, which distribution has a per share value exceeding 5% of the average of the Closing Prices of the Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the declaration date of such distribution.

                The Company must notify the Holders of the Convertible Notes at least 25 Scheduled Trading Days prior to the Ex-Dividend Date for a distribution under clause (i) or clause (ii). Following the issuance of such notice, Holders may surrender their Separate Convertible Notes for conversion at any time until the earlier of the close of business on the Business Day prior to the Ex-Dividend Date or an announcement that such distribution will not take place; provided, however, that no adjustment to the ability of the Holders of Separate Convertible Notes to convert their Separate Convertible Notes shall be made if Holders, as a result of holding the Separate Convertible Notes, are entitled to participate at the same time as Common Stock holders participate in such transaction or distribution as if such Holders of Convertible Notes held a number shares of Common Stock equal to the Applicable Conversion Rate, multiplied by the principal amount of Convertible Notes held by such Holder, without having to convert their Convertible Notes.

                (b)       In addition, upon a Fundamental Change, a Holder may surrender its Separate Convertible Notes for conversion at any time from and including the effective date of the Fundamental Change up to and including the second Business Day immediately prior to the related Fundamental Change Repurchase Date. The Company shall notify Holders of Corporate Units and Separate Convertible Notes and the Trustee as promptly as reasonably practicable following the date the Company publicly announces such transaction or event.

                A Separate Convertible Note in respect of which a Holder has delivered a Fundamental Change Repurchase Notice exercising such Holder’s right to require the Company to repurchase such Separate Convertible Note pursuant to Section 3.01 may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with Section 3.03 prior to the close of business on the Business Day immediately prior to the Fundamental Change Repurchase Date.

                Section 7.03.  Exercise of Conversion Right. (a) In order to exercise the conversion right with respect to any Separate Convertible Note in certificated form, the Holder must deliver to the Paying Agent such Separate Convertible Note with the irrevocable duly completed and manually signed form entitled “Conversion Notice” on the reverse thereof (a “Conversion Notice”), together with, if the Separate Convertible Note is in certificated form, such Separate Convertible Note duly endorsed for transfer, along with appropriate endorsements and transfer documents, if required, accompanied by the funds, if any, required by this Section 7.03. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock that shall be issuable on such conversion shall be issued, and shall be accompanied by transfer or similar taxes, if required pursuant to Section 7.07. To convert a Separate Convertible Note held in book-entry form, a Holder must convert by book-entry transfer to the Conversion Agent through the facilities of DTC and the conversion notice must comply with all applicable DTC procedures.

                Holders may also obtain copies of the required form of the Conversion Notice from the Conversion Agent. A certificate, or a book-entry transfer through DTC, for the number of shares of the Company’s Common Stock, if any, for which any Separate Convertible Notes are converted, together with a cash payment for any fractional shares, shall be delivered through the Conversion Agent as soon as practicable, but no later than the third Business Day following the last Trading Day of the Note Observation Period.

                (b)       If the Company is required to deliver shares of Common Stock (upon settlement in accordance with Sections 7.11 and 7.12, if applicable, on the third Business Day immediately following the last day of the Note Observation Period), after satisfaction of the requirements for conversion set forth above, subject to compliance with any restrictions on transfer if shares issuable on conversion are to be issued in a name other than that of the Holder (as if such transfer were a transfer of the Separate Convertible Note or Separate Convertible Notes (or portion thereof) so converted), and in accordance with the time periods set forth in this Article 7, the Company shall deliver to such Holder at the office or agency maintained by the Company for such purpose pursuant to Section 10.2 of the Base Indenture, (i) a certificate or certificates for the number of full shares of Common Stock (if any) deliverable upon the conversion of such Separate Convertible Note or portion thereof as determined by the Company in accordance with the provisions of Sections 7.11 and 7.12 and (ii) a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, calculated by the Company as provided in Section 7.04. The cash, and, if applicable, a certificate or certificates for the number of full shares of Common Stock into which the Separate Convertible Notes are converted (and cash in lieu of fractional shares) shall be delivered to a converting Holder after satisfaction of the requirements for conversion set forth above, in accordance with this Section 7.03 and Sections 7.11 and, if applicable, 7.12.

                (c)       Each conversion shall be deemed to have been effected as to any such Separate Convertible Note (or portion thereof) on the date on which the requirements set forth above in this Article 7 have been satisfied as to such Separate Convertible Note (or portion thereof) (the “Conversion Date”), and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Applicable Conversion Rate in effect on the Conversion Date.

                (d)       Any Separate Convertible Note or portion thereof surrendered for conversion during the period from the close of business on the Record Date for any Interest Payment Date to the close of business on the applicable Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided that no such payment need be made (1) if a Holder converts its Separate Convertible Notes in connection with a Fundamental Change and the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the Business Day immediately succeeding the corresponding Interest Payment Date, (2) with respect to any conversion on or following the Record Date immediately preceding the Maturity Date or (3) to the extent of any Defaulted Interest, if any Defaulted Interest exists at the time of conversion with respect to such Separate Convertible Note. Except as otherwise provided above in this Article 7, no payment or other adjustment shall be made for interest accrued on any Separate Convertible Note converted or for dividends on any shares issued upon the conversion of such Separate Convertible Note as provided in this Article 7. Notwithstanding the foregoing, in the case of Separate Convertible Notes submitted for conversion in connection with a Fundamental Change, such Separate Convertible Notes shall continue to represent the right to receive the Additional Cash Merger Shares, if any, payable pursuant to Section 7.12, until such Additional Cash Merger Shares are so paid.

                (e)       Upon the conversion of an interest in a Global Convertible Note, the Trustee (or other Conversion Agent appointed by the Company), or the custodian at the direction of the Trustee (or other Conversion Agent appointed by the Company), shall make a notation on such Global Convertible Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Separate Convertible Notes effected through any Conversion Agent other than the Trustee.

                (f)       Upon the conversion of a Separate Convertible Note, the accrued but unpaid interest attributable to the period from the issue date of the Separate Convertible Note to the Conversion Date, with respect to the converted Separate Convertible Note, shall not be deemed canceled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of cash and, if applicable, shares of Common Stock (together with the cash payment, if any in lieu of fractional shares) in exchange for the Separate Convertible Note being converted pursuant to the provisions hereof.

                (g)       In case any Separate Convertible Note of a denomination greater than $1,000 shall be surrendered for partial conversion, and subject to Section 3.3 of the Base Indenture, the Company shall execute and upon receipt of such Separate Convertible Note or Separate Convertible Notes the Trustee shall authenticate and deliver to the Holder of the Separate Convertible Note so surrendered, without charge to the Holder, a new Separate Convertible Note or Separate Convertible Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Separate Convertible Note.

                Section 7.04.  Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip certificates representing fractional shares shall be issued upon conversion of Separate Convertible Notes. If more than one Separate Convertible Note shall be surrendered for conversion at one time by the same Holder, the number of full shares that shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Separate Convertible Notes (or specified portions thereof to the extent permitted hereby) so surrendered and the aggregate sum of all Daily Settlement Amounts for each of the 20 Trading Days during the Note Observation Period (and not in respect of each Daily Settlement Amount nor some portion of the Daily Settlement Amounts for one or some portion of the 20 Trading Days during the Note Observation Period). If any fractional share of Common Stock would be issuable upon the conversion of any Separate Convertible Note or Separate Convertible Notes, the Company shall make an adjustment and payment therefor in cash to the Holder of Separate Convertible Notes at a price equal to the Closing Price of the Common Stock on the last day of the Note Observation Period.

                Section 7.05.  Conversion Rate. The initial Conversion Rate for the Convertible Notes is 15.4332 shares of Common Stock per each $1,000 principal amount of the Convertible Notes, subject to adjustment as provided in Sections 7.06 and 8.13 (herein called the “Conversion Rate”).

                Section 7.06.  Adjustments of Conversion Rate. The Conversion Rate shall be adjusted from time to time as follows:

                (a)       If the Company issues Common Stock as a dividend or distribution on its Common Stock to all or substantially all holders of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × OS1 / OS0

where:

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date or the effective date of such share split or share combination;

CR1 = the new Conversion Rate in effect immediately on and after the Ex-Dividend Date, or the effective date of such share split or share combination;

OS0 = the number of shares of Common Stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of Common Stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

                Any adjustment made pursuant to this paragraph (a) shall become effective as of the open of business on (x) the Ex-Dividend Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (a) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

                (b)       If the Company distributes to all holders of its Common Stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of distribution thereof to subscribe for or purchase Common Stock, in any case at an exercise price per share of Common Stock less than the Closing Price of the Company’s Common Stock on the Business Day immediately preceding the time of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where:

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date;

CR1 = the new Conversion Rate in effect immediately on and after the Ex-Dividend Date;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Dividend Date;

X = the aggregate number of shares of Common Stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the Closing Prices of Common Stock for the 10 consecutive Trading Days ending on the Business Day immediately preceding the date of announcement for the distribution of such rights, warrants or options.

                For purposes of this paragraph (b), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase Common Stock at less than the applicable Closing Price of the Common Stock, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration received by the Company for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Company. If any right, warrant or option described in this paragraph (b) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such right, warrant or option had not been so issued.

                (c)       If the Company distributes shares of capital stock, evidences of indebtedness or other assets or property of the Company to all holders of its Common Stock, excluding:

(A) dividends, distributions, rights, warrants or options referred to in paragraph (a) or (b) above;

(B) dividends or distributions paid exclusively in cash; and

(C) Spin-Offs described below in this paragraph (c),

                then the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × SP0 / (SP0 – FMV)

where

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date;

CR1 = the new Conversion Rate in effect immediately on and after the Ex-Dividend Date;

SP0 = the Closing Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date; and

FMV = the fair market value (as determined in good faith by the Company) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date, expressed as an amount per share of Common Stock.

                An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the ex-dividend date for such distribution.

                If the Company distributes to all holders of its Common Stock capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (“Spin-Off”), the Conversion Rate in effect immediately following the 10th Trading Day immediately following, and including, the effective date of the Spin-Off shall be increased based on the following formula:

CR1 = CR0 × (FMV0 + MP0) / MP0

where:

CR0 = the Conversion Rate in effect on the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

CR1 = the new Conversion Rate immediately after the 10th Trading Day immediately following, and including, the effective date of the Spin-Off;

FMV0 = the average of the Closing Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Days after and including the effective date of the Spin-Off; and

MP0 = the average of the Closing Prices of Common Stock over the first 10 consecutive Trading Days after the effective date of the Spin-Off.

                An adjustment to the Conversion Rate made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days following the effective date of any Spin-Off, references within this paragraph (c) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the conversion date in determining the Applicable Conversion Rate.

                If any such dividend or distribution described in this paragraph (c) is declared but not paid or made, the new Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

                (d)       If any regular, quarterly cash dividend or distribution made to all or substantially all holders of the Company’s Common Stock during any quarterly fiscal period does not equal $0.30 per share (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × (SP0 – IDT) / (SP0 – C)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date;

CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date;

SP0 = the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date;

C = the amount in cash per share the Company distributes to holders of Common Stock; and

IDT = the Initial Dividend Threshold.

                If the denominator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this Section 7.06(d), the Company shall make adequate provision so that each Holder of Convertible Notes shall have the right to receive upon conversion, in addition to the shares of Common Stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted such Convertible Notes on the Ex-Dividend Date.

                The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate, provided that no adjustment will be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 7.06(d)

                (e)       If the Company pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of its Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 – C)

where,

CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date;

CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date;

SP0 = the Closing Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date; and

C = the amount in cash per share the Company distributes to holders of its Common Stock.

                The Initial Dividend Threshold is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 7.06(e).

                An adjustment to the Conversion Rate made pursuant to Sections 7.06(d) or 7.06(e) shall become effective as of the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in Section 7.06(d) or 7.06(e) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would be in effect if such dividend or distribution had not been declared. If the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this Section 7.06(e), the Company shall make adequate provision so that each Holder of Convertible Notes shall have the right to receive upon conversion, in addition to the shares of Common Stock issuable upon such conversion, the amount of cash such Holder would have received had such Holder converted such Convertible Notes on the Ex-Dividend Date.

                (f)       If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Company’s Common Stock to the extent that the cash and value of any other consideration included in the payment per share of the Company’s Common Stock exceeds the Closing Price of a share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where:

CR0 = the Conversion Rate in effect on the Trading Day on which such tender or exchange offer expires;

CR1 = the Conversion Rate in effect on the Trading Day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by the Company) paid or payable for the Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the Closing Price of Common Stock for the Trading Day next succeeding the date such tender or exchange offer expires.

                If the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.

                Any adjustment to the Conversion Rate made pursuant to this Section 7.06(f) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If the Company or one of its subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new Conversion Rate shall be readjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.

                All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

                (g)       If the Company has in effect a rights plan while any Convertible Notes remain outstanding, Holders of Separate Convertible Notes shall receive, upon a conversion of Separate Convertible Notes, in addition to Common Stock, if any, rights under the Company’s shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the rights plan adopted by the Company have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Convertible Notes would not be entitled to receive any rights in respect of any shares of Common Stock delivered upon a conversion of Separate Convertible Notes, the Conversion Rate

shall be adjusted at the time of separation as if the Company had distributed, to all holders of Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to Section 7.06(c) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

                (h)       In addition to the adjustments pursuant to Sections 7.06(a) through 7.06(f) above, the Company may increase the Conversion Rate in order to avoid or diminish any income tax to holders of its Common Stock resulting from any dividend or distribution of capital stock (or rights to acquire the Company’s Common Stock) or from any event treated as such for income tax purposes. The Company may also, from time to time, to the extent permitted by applicable law, increase the Conversion Rate by any amount for any period if the Company has determined that such increase would be in its best interests. If the Company makes such determination, it shall be conclusive and the Company shall mail to Holders of the Convertible Notes a notice of the increased Conversion Rate and the period during which it will be in effect at least 15 days prior to the date the increased Conversion Rate takes effect in accordance with applicable law.

                (i)       The Company shall not make any adjustment to the Conversion Rate if Holders of the Convertible Notes participate in the dividend, distribution or transaction that would otherwise result in an adjustment to the Conversion Rate at the same time as holders of the Common Stock and as if such Holders of Convertible Notes owned a number of shares of Common Stock equal to a fraction the numerator of which is the product of the Conversion Rate in effect on the Ex-Dividend Date or effective date for the relevant dividend, distribution or transaction, and the aggregate principal amount of Convertible Notes held by such Holder and the denominator of which is one thousand ($1,000).

                (j)       Notwithstanding anything to the contrary contained herein, in addition to the other events set forth herein on account of which no adjustment to the Conversion Rate shall be made, the Conversion Rate shall not be adjusted for:

(i) the issuance of any Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company or those of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) the issuance of any Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of the Company;

(iii) the issuance of any Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Notes were first issued;

(iv) a change in the par value of the Common Stock;

(v) accumulated and unpaid dividends or distributions; and

(vi) the issuance of limited partnership units by the Company and the issuance of the Common Stock or the payment of cash upon redemption thereof.

                Section 7.07.  Taxes on Shares Issued. The issue of stock certificates, if any, on conversion of Separate Convertible Notes shall be made without charge to the exchanging Holder for any documentary, stamp or similar issue or transfer tax in respect of the issue thereof. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Separate Convertible Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                Section 7.08.  Reservation of Shares; Shares to Be Fully Paid; Compliance with Government Requirements; Listing of Common Stock. The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Convertible Notes as required by this Supplemental Indenture No.1 from time to time as such Convertible Notes are presented for conversion.

                The Company covenants that all shares of Common Stock which may be issued upon conversion of Convertible Notes shall upon issue be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

                The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Convertible Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall, as expeditiously as possible secure such registration or approval, as the case may be.

                The Company further covenants that, if at any time the Common Stock shall be listed on The New York Stock Exchange or any other national or regional securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Convertible Notes; provided that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Convertible Notes in accordance with the provisions of this Supplemental Indenture No.1, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Notes in accordance with the requirements of such exchange or automated quotation system at such time

                Section 7.09.  Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to determine the Applicable Conversion Rate or whether any facts exist which may require any adjustment of the Applicable Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any capital stock, other securities or other assets or property, which may at any time be issued or delivered upon the conversion of any Convertible Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company or the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Convertible Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company or the Company contained in this Article 7. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 7.06 relating either to the kind or amount of shares of capital stock or other securities or other assets or property (including cash) receivable by Holders upon the conversion of their Convertible Notes after any event referred to in such Section 7.06 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 6.1 of the Base Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate and Opinion of Counsel (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

                Section 7.10.  Notice to Holders Prior to Certain Actions. In case:

                (a)       the Company shall declare a dividend (or any other distribution) on the Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 7.06; or

                (b)       the Company shall authorize the granting to the holders of all or substantially all of the Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants;

                (c)       of any reclassification or reorganization of the Common Stock (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation, combination, merger or share exchange to which the Company or the Company is a party and for which approval of any shareholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

                (d)       of the voluntary or involuntary dissolution, liquidation or winding up of the Company,

                the Company shall cause to be filed with the Trustee and to be mailed to each Holder of Convertible Notes at its address appearing on the Security Register provided for in Section 3.5 of the Base Indenture, as promptly as possible but in any event at least 10 calendar days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                Section 7.11.  Settlement Upon Conversion. (a) Upon conversion of any Separate Convertible Notes, subject to Sections 7.01, 7.03 and this Section 7.11, the Company shall satisfy its obligation upon conversion by payment and delivery of cash, shares of Common Stock, or a combination thereof, as described below, for each $1,000 aggregate principal amount of Separate Convertible Notes tendered for conversion in accordance with their terms.

                (b)       Upon conversion of Separate Convertible Notes, the Company shall deliver, in respect of each $1,000 principal amount of Separate Convertible Notes tendered for conversion in accordance with their terms:

(i) cash and Common Stock, subject to Section 7.11(e) below with respect to all or any portion of Common Stock the Company elects to settle in cash, or a combination thereof, equal to the sum of the Note Daily Settlement Amounts for each of the 20 Trading Days during the Note Observation Period (the “Note Settlement Amount”); and

(ii) an amount in cash in lieu of any fractional shares of Common Stock as provided in Section 7.04.

                (c)       The “Note Daily Settlement Amount,” for each of the 20 Trading Days during the Note Observation Period, shall consist of:

(i) cash equal to the lesser of (i) $50 and (ii) the Daily Conversion Value on such Trading Day, as described below; and

(ii) to the extent the Daily Conversion Value on such Trading Day exceeds $50, a number of shares (the “Note Daily Share Amount”), subject to the Company’s right to pay cash in lieu of all or a portion of such shares, as described below, equal to (i)

the difference between the Daily Conversion Value on such Trading Day and $50, divided by (ii) the Daily VWAP of the Company’s Common Stock for such Trading Day.

                (d)       The “Daily Conversion Value” for each 20 consecutive Trading Days during the Note Observation Period, shall be one-twentieth of the product of (i) the Applicable Conversion Rate and (ii) the Daily VWAP of the Company’s Common Stock on such day.

                (e)       The Note Daily Settlement Amount for each of the twenty Trading Days during the Note Observation Period and any amount in cash to be delivered in lieu of any fractional shares of Common Stock shall be determined by the Company promptly after the end of the Note Observation Period and notified in writing to the Trustee.

                (f)       By the close of business on the Business Day prior to the first Scheduled Trading Day of the Note Observation Period, the Company may specify a percentage of each Note Daily Share Amount that will be settled in cash (the “Cash Percentage”) and shall notify the Holder of such Cash Percentage through written notice to the Trustee (the “Cash Percentage Notice”). With respect to any Convertible Notes that are converted on or after the 22nd Scheduled Trading Day immediately preceding the Maturity Date, the Cash Percentage that the Company specifies for the corresponding Note Observation Period shall apply to all such conversions. If the Company elects to specify a Cash Percentage, (x) the amount of cash that the Company shall deliver in lieu of all or an applicable portion of the Note Daily Share Amount in respect of each Trading Day in the Note Observation Period shall equal the product of: (i) the Cash Percentage, (ii) the Note Daily Share Amount for such Trading Day (assuming for this purpose the Company has not specified a Cash Percentage), and (iii) the Daily VWAP for such Trading Day and (y) the number of shares of Common Stock deliverable in respect of each Trading Day in the Note Observation Period (in lieu of the full Note Daily Share Amount for such Trading Day) will be a percentage of the Note Daily Share Amount (assuming the Company has not specified a Cash Percentage) equal to 100% minus the Cash Percentage.

                (g)       If the Company does not specify a Cash Percentage by the close of business on the Business Day prior to the first Scheduled Trading Day of the Note Observation Period, the Company shall settle 100% of the Note Daily Share Amount for each Trading Day in the Note Observation Period with shares of Common Stock; provided, however, that the Company shall pay cash in lieu of fractional shares otherwise issuable upon conversion of such Separate Convertible Note. The Company may, at its option, revoke any Cash Percentage Notice through written notice to the Trustee by the close of business on the Business Day prior to the first Scheduled Trading Day of the Note Observation Period.

                (h)       Payment of the cash and, if applicable, shares of Common Stock pursuant to Section 7.11(c) shall be made by the Company on the third Business Day immediately following the last Trading Day of the Note Observation Period to the Holder of a Separate Convertible Note surrendered for conversion, or such Holder’s nominee or nominees, and the Company shall deliver to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the number of full shares of Common Stock, if any, to which such Holder shall be entitled.

                (i)       Upon conversion of Separate Convertible Notes, the Holder shall deliver to the Company cash equal to the amount the Company is required to deduct or withhold under applicable law in connection with such conversion; provided, however, that if the Holder does not deliver such cash, the Company may (or may instruct the Conversion Agent to) deduct and withhold from the consideration otherwise deliverable to such Holder the amount required to be deducted and withheld under applicable law.

                (j)       If a Holder converts Separate Convertible Notes and the Company is required to deliver Common Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of its Common Stock upon the conversion, if any, unless the tax is due because the Holder requests the Common Stock to be issued or delivered to a person other than the Holder, in which case the Holder shall pay that tax prior to receipt of such Common Stock.

                Section 7.12.  Make-Whole Amount Upon a Cash Merger. (a) Subject to the provisions hereof, if a Holder elects to convert its Separate Convertible Notes in connection with a Cash Merger, the Company shall increase the Applicable Conversion Rate for the Separate Convertible Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Cash Merger Shares”) as specified below; provided that the Additional Cash Merger Shares shall only be payable as set forth in this Section 7.12. A conversion of Separate Convertible Notes shall be deemed for these purposes to be “in connection with” such a Cash Merger if the Conversion Notice is received by the Conversion Agent from and after the effective date of the Fundamental Change until the second Business Day immediately preceding the Fundamental Change Repurchase Date corresponding to such Cash Merger.

                (b)   The number of Additional Cash Merger Shares shall be determined by reference to the table in clause (e) below and shall be based on the date on which the Cash Merger becomes effective (the “Effective Date”) and the price paid per share of Common Stock in connection with such Cash Merger (the “Stock Price”). If the holders of Common Stock will receive only cash upon the conversion in connection with a Cash Merger, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Prices of the Company’s Common Stock over the five Trading Day period ending on the Trading Day preceding the Effective Date.

                (c)   The Stock Prices set forth in the first row of the table below shall be adjusted as of any date on which the Conversion Rate of the Convertible Notes is adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and (ii) the denominator of which is the Conversion Rate as so adjusted.

                (d)       The number of Additional Cash Merger Shares shall be adjusted in the same manner and for the same events as the Conversion Rate is adjusted pursuant to Section 7.06.

                (e)       The following table sets forth the Stock Price and number of Additional Cash Merger Shares to be added to the Conversion Rate per $1,000 principal amount of Convertible Notes:

	Stock Price

Effective Date	$54.45	$57.50	$62.50	$67.50	$72.50	$77.50	$82.50	$87.50	$92.50	$97.50	$102.50	$107.50

March 14, 2007	2.9323	2.4708	1.8715	1.4218	1.0821	0.8239	0.6266	0.4754	0.3590	0.2693	0.2000	0.1466

May 17, 2008	2.9323	2.5582	1.9111	1.4301	1.0709	0.8016	0.5991	0.4464	0.3310	0.2439	0.1780	0.1284

May 17, 2009	2.9323	2.5732	1.8807	1.3729	1.0002	0.7265	0.5255	0.3778	0.2694	0.1901	0.1322	0.0901

May 17, 2010	2.9323	2.5188	1.7719	1.2371	0.8569	0.5883	0.3996	0.2679	0.1767	0.1139	0.0713	0.0429

May 17, 2011	2.9323	2.3361	1.5078	0.9464	0.5775	0.3420	0.1957	0.1073	0.0556	0.0267	0.0116	0.0044

May 17, 2012	2.9323	1.9581	0.5668	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

                (f)       If the exact Stock Price and Effective Date are not set forth in the table above, then:

(i) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the Additional Cash Merger Shares shall be determined by a straight-line interpolation between the number of Additional Cash Merger Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is in excess of $107.50 per share of Common Stock (the “Make-Whole Cap”) (subject to adjustment as described below) no additional Cash Merger Shares shall be added to the Applicable Conversion Rate; and

(iii) if the Stock Price is less than $54.45 per share of Common Stock (the “Make-Whole Floor”) (subject to adjustment as described below) no additional Cash Merger Shares shall be added to the Applicable Conversion Rate.

                (g)       The Make-Whole Cap and Make-Whole Floor shall be adjusted as of any date on which the Conversion Rate of the Convertible Notes is adjusted pursuant to Section 7.06. The adjusted Make-Whole Cap or Make-Whole Floor, as the case may be, shall equal the Make-Whole Cap or Make-Whole Floor, as the case may be, applicable immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the adjustment and (ii) the denominator of which is the Conversion Rate as so adjusted.

                (h)       Notwithstanding anything in this Section 7.12 to the contrary, in no event shall the total number of shares of Common Stock issuable upon conversion of the Convertible Notes exceed 18.3655 per $1,000 principal amount of Convertible Notes, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 7.06.

                Section 7.13.   Calculations in Respect of Convertible Notes. Except as otherwise specifically stated herein or in the Convertible Notes, all calculations to be made in respect of the Convertible Notes, including, but not limited to, the Applicable Conversion Rate, shall be the obligation of the Company. All calculations made by the Company or its agent as contemplated pursuant to the terms hereof and of the Convertible Notes shall be made in good faith and be final and binding on the Convertible Notes and the Holders of the Convertible Notes absent manifest error. The Company shall provide a schedule of calculations to the Trustee, and the Trustee shall be entitled to rely upon the accuracy of the calculations by the Company without independent verification. The Trustee shall forward calculations made by the Company to any Holder of Convertible Notes upon request.

                Section 7.14.  Recapitalization, Reclassifications and Changes of Common Stock. If the Company is a party to a consolidation, merger, binding share exchange, reclassification or sale or conveyance of all or substantially all of its properties and assets, in each case pursuant to which all of the Common Stock is exchanged for cash, securities or other property, then at the effective time of such transaction, the Daily VWAP, each Daily Settlement Amount and each Daily Conversion Value shall be calculated based on the kind and amount of cash, securities or other property that a holder of such a number of shares of Common Stock equal to the Applicable Conversion Rate would have received in such transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes shares of Common Stock to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election.

ARTICLE 8
REMARKETING

                Section 8.01.  Remarketing. (a) Unless a Termination Event has occurred prior to the first Remarketing Date, the Company shall engage the Remarketing Agents, subject to the execution of a Remarketing Agreement and the satisfaction of the conditions set forth therein, for the Remarketing of the Convertible Notes pursuant to such Remarketing Agreement. The Company will, not later than 15 days prior to the first Remarketing Date, issue a press release with respect to the Remarketing and request that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Convertible Notes, Corporate

Units and Treasury Units of the Remarketing Date or Dates and the procedures to be followed in the Remarketing, including, in the case of a Failed Remarketing, the procedures that must be followed by a holder of Separate Convertible Notes if such holder wishes to exercise its Put Right or by a holder of Convertible Notes if such Holder elects not to exercise its Put Right.

                (b)       Each holder of Separate Convertible Notes may elect to have Separate Convertible Notes held by such holder remarketed in any Remarketing. A holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Convertible Notes to the Custodial Agent prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date (but no earlier than the Interest Payment Date immediately preceding such first day). Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding the first Remarketing Date in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing to occur on a Remarketing Date. Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, promptly after 5:00 p.m., New York City time, on the Business Day immediately preceding the first Remarketing Date, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agents of the aggregate principal amount of Separate Convertible Notes tendered for Remarketing and shall cause such Separate Convertible Notes to be presented to the Remarketing Agents. Pursuant and subject to Section 5.02 of the Purchase Contract and Pledge Agreement, Convertible Notes included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement and the Purchase Contract and Pledge Agreement.

                (c)       The right of each holder of Remarketed Convertible Notes to have such Convertible Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i) a Termination Event has not occurred prior to the first Remarketing Date, (ii) the Remarketing Agents are able to find a purchaser or purchasers for Remarketed Convertible Notes at the Remarketing Price based on the Reset Rate and (iii) the purchaser or purchasers of the Remarketed Convertible Notes deliver the purchase price therefor to the designated Remarketing Agent as and when required.

                (d)       Neither the Trustee, the Company nor the Remarketing Agents shall be obligated in any case to provide funds to make payment upon tender of Convertible Notes for remarketing.

                (e)       The Remarketing Agent shall use its reasonable efforts to remarket the Remarketed Convertible Notes at the Remarketing Price, subject to the execution of a Remarketing Agreement and the satisfaction of the conditions set forth therein, on the first Remarketing Date and, unless a Successful Remarketing occurs on such first Remarketing Date, the second Remarketing Date. It is understood and agreed that Remarketing on any Remarketing Date will be considered successful and no further attempts will be made if the resulting proceeds are at least equal to the Remarketing Price.

                Section 8.02.  Reset Rate. (a) In connection with a Remarketing, the Remarketing Agents shall determine the Reset Rate (rounded to the nearest one-thousandth (0.001) of one percent per annum).

                (b)       Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law.

                (c)       In the event of a Failed Remarketing on each of the Remarketing Dates, or if no Convertible Notes are included in Corporate Units and none of the holders of the Separate Convertible Notes elect to have their Convertible Notes remarketed in any Remarketing, the applicable interest rate on the Convertible Notes will not be reset and will continue to be the Initial Interest Rate.

                (d)       In the event of a Successful Remarketing, the Initial Interest Rate may be reset on the Remarketing Settlement Date to the Reset Rate as determined by the Remarketing Agents under the Remarketing Agreement, and the Company shall issue a press release promptly after such Successful Remarketing containing such Reset Rate and publish such information on its website.

                (e)       In the event of a Failed Remarketing, the Company shall issue a press release and cause a notice of such Failed Remarketing to be published on its website (with a copy of such notice to be provided to the Purchase Contract Agent) before 9:00 a.m. New York City time on the Business Day immediately following such Failed Remarketing.

                Section 8.03.  Failed Remarketing. If, by 4:00 p.m., New York City time, on the second Remarketing Date, the Remarketing Agents are unable to remarket all of the Remarketed Convertible Notes at or above the Remarketing Price pursuant to the terms and conditions hereof and of the Remarketing Agreement, a Failed Remarketing shall be deemed to have occurred.

                Section 8.04.  Put Right. (a) Subject to paragraph (b) hereof, if there has not been a Successful Remarketing prior to the end of the second Remarketing Date, holders of Convertible Notes will, subject to this Section 8.02, have the right (the “Put Right”) to require the Company to purchase such Convertible Notes on the Purchase Contract Settlement Date, at a price per Convertible Note to be purchased equal to the principal amount of the applicable Convertible Note (the “Put Price”). For the avoidance of doubt, Holders of record on the Record Date related to the Interest Payment Date falling on the Purchase Contract Settlement Date will receive accrued and unpaid interest on such Interest Payment Date.

                (b)       The Put Right of holders of Convertible Notes that are part of Corporate Units will be deemed to be automatically exercised unless such holders (1) prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Purchase Contract Settlement Date, provide written notice to the Purchase Contract Agent of their intention to settle the related Purchase Contract with separate cash, and (2) on or prior to 5:00 p.m., New York City time, on such Business Day, deliver to the Collateral Agent $1,000 in cash per Purchase Contract, in each case pursuant to the terms and conditions of Section 5.02(b)(iii) of the Purchase Contract and Pledge Agreement with respect to such settlement, and such holders shall be deemed to have elected to apply the proceeds of the Put Right of the Convertible Notes underlying such Convertible Notes equal to the Purchase Price against such holders’ obligations to pay the aggregate Purchase Price for the shares of Common Stock to be issued under the Purchase Contracts in full satisfaction of such holders’ obligations under the Purchase Contracts.

                (c)       The Put Right of a holder of a Separate Convertible Note shall only be exercisable upon delivery of a notice to the Trustee by such holder on or prior to the second Business Day immediately preceding the Purchase Contract Settlement Date. On or prior to the Purchase Contract Settlement Date, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date, the aggregate Put Price of all Separate Convertible Notes with respect to which a holder has exercised a Put Right. In exchange for any Separate Convertible Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the holders of such Separate Convertible Notes.

ARTICLE 9
MISCELLANEOUS

                Section 9.01.  Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture No.1, is in all respects ratified and confirmed, and this Supplemental Indenture No.1 shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

                Section 9.02.  Trustee Not Responsible For Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture No.1.

                Section 9.03.  New York Law to Govern. THIS SUPPLEMENTAL INDENTURE NO. 1 AND EACH CONVERTIBLE NOTE SHALL BE DEEMED TO BE CONTRACTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF TO THE EXTENT A DIFFERENT LAW WOULD GOVERN AS A RESULT.

                Section 9.04.  Separability. In case any one or more of the provisions contained in this Supplemental Indenture No.1 or in the Convertible Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture No.1 or of the Convertible Notes, but this Supplemental Indenture No.1 and the Convertible Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

                Section 9.05.  Counterparts. This Supplemental Indenture No.1 may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                Section 9.06.  No Shareholder Rights For Holders. Holders, as such, will not have any rights as shareholders of the Company, including, without limitation, voting rights and rights to receive any dividends or other distributions on the Company’s Common Stock.

ARTICLE 10
TAX TREATMENT

                Section 10.01.  Tax Treatment. The Company agrees, and by acceptance of a Corporate Unit or a Separate Convertible Note, each holder will be deemed to have agreed (1) for United States federal, state and local income and franchise tax purposes to treat the acquisition of a Corporate Unit as the acquisition of the Convertible Note and the Purchase Contract constituting the Corporate Unit and (2) to treat the Convertible Note or Separate Convertible Note, as the case may be, as indebtedness for United States federal, state and local income and franchise tax purposes.

                IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No.1 to be duly executed, as of the day and year first written above.

THE STANLEY WORKS

By: __________________________________
Name:
Title:

                IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No.1 to be duly executed, as of the day and year first written above.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By: __________________________________
Name:
Title: